EXHIBIT 99.1
Levitt Corporation Announces Preliminary Information
Relating to its subsidiary Levitt and Sons®
FORT LAUDERDALE, FL. — October 11, 2007 — Levitt Corporation (NYSE: LEV) announced today that it expects to take pretax charges of approximately $160-170 million associated with impairment charges on homebuilding inventory at its wholly owned subsidiary Levitt and Sons, and the write-off of its investment and loans made to Levitt and Sons. The charge will be reflected in Levitt Corporation’s third quarter results for the quarter ended September 30, 2007 and is in addition to the cumulative impairment charges and write-offs of goodwill of $99.0 million recorded in prior periods. The decision was made to take these charges based on the continued deterioration of the homebuilding market and the belief that, based on market conditions for the foreseeable future, Levitt Corporation’s investment and the loans made to Levitt and Sons will likely not be recoverable through future cash flows.
As previously disclosed, Levitt and Sons is engaged in discussions with its five principal lenders in which it is seeking to obtain meaningful concessions or agreements to restructure its outstanding indebtedness. To date, Levitt and Sons has reached an agreement in principle with one of its lenders which is intended to address certain short term cash flow issues by funding a portion of the cash required to continue activities at the projects serving as collateral for that bank’s debt. However, no agreements have been reached or concessions obtained which address longer term cash flow requirements or debt repayment, and there is no assurance that either additional short term or any long term agreements will be reached. Absent a restructuring of the debt which addresses Levitt and Sons’ long term requirements, Levitt and Sons’ viability is uncertain. While Levitt and Sons has the right to cure the nonpayment and avoid defaults under the terms of the credit facilities, Levitt and Sons did not pay the approximately $2.6 million of interest payments due to its five lenders on October 10, 2007.
Through September 30, 2007, Levitt Corporation had loaned approximately $84.0 million to Levitt and Sons to enable Levitt and Sons to meet its cash requirements through that date. As previously announced, Levitt Corporation recently completed a rights offering to its shareholders which raised approximately $145.0 million (with an additional $8.0 million due from brokers and not yet received) and the company has broad discretion in the use of such proceeds. However, based on the deteriorating homebuilding markets, Levitt Corporation is currently unwilling to loan additional funds to Levitt and Sons unless Levitt and Sons’ debt is restructured in a way which increases the likelihood that Levitt and Sons can generate sufficient cash to meet its ongoing obligations and be positioned to address the long term issues it faces. Levitt and Sons is continuing to negotiate with its lenders and while Levitt Corporation may in the future determine that it is appropriate to make additional loans to Levitt and Sons, it is also possible that Levitt Corporation will determine not to do so under the circumstances that exist.

In addition to its investment in Levitt and Sons, Levitt Corporation owns Core Communities, LLC, which is a developer of master-planned communities in Florida and South Carolina, other assets including the funds raised in the recent rights offering, as well as approximately 9.5 million shares of common stock of Bluegreen Corporation (NYSE: BXG), which acquires, develops, markets and sells vacation ownership interests in “drive-to” vacation resorts.
About Levitt Corporation: Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 78 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, South Carolina and Tennessee. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core is also developing Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, SVP, Investor Relations Officer
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Mailing Address and Telephone:
Levitt Corporation
Attn: Investor Relations
2200 West Cypress Creek Road
Fort Lauderdale, FL 33309

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Matters discussed in this Press Release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including but not limited to the risk that charges and losses associated with the ownership of Levitt and Sons could exceed the estimated charges indicated in this release, that Levitt and Sons will not be able to negotiate satisfactory amendments to its borrowing facilities, that any amendments at the debt facilities will not sufficiently address all of Levitt and Sons’ long-term requirements, and that Levitt and Sons may default under those facilities. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by Levitt Corporation with the Securities and Exchange Commission. Levitt Corporation cautions that the foregoing factors are not exclusive.